Dodge & Cox Funds

555 California Street, 40th Floor

San Francisco, California 94104

May 1, 2022

Dodge & Cox

555 California Street, 40th Floor

San Francisco, California 94104

INVESTMENT ADVISORY AGREEMENT

DODGE & COX FUNDS

Ladies and Gentlemen:

Dodge & Cox Funds (the “Trust”) has been established as a Delaware statutory trust to engage in the business of an investment company. Pursuant to the Trust’s Trust Instrument, as amended from time-to-time (the “Trust Instrument”), the Board of Trustees has divided the Trust’s shares of beneficial interest, par value $.01 per share, (the “Shares”) into separate series, or funds, including those funds listed on Schedule A hereto, as may be amended from time to time (each such fund is referred to herein individually as the “Fund”). It is understood and agreed that for ease of administration, a single Agreement is being executed so as to allow the Trust to engage Dodge & Cox as investment advisor with respect to each Fund listed on Schedule A, as it may be amended from time to time. The parties agree that this Agreement shall be treated as a separate agreement with respect to each Fund so listed as if the Trust and Dodge & Cox had executed a separate agreement with respect to each such Fund, and this Agreement shall be construed accordingly. The Fund may be abolished and dissolved, and additional series established, from time to time by action of the Trustees. The Trust, on behalf of the Fund, has selected you to act as the sole investment advisor of the Fund and to provide certain other services, as more fully set forth below, and you have indicated that you are willing to act as such investment advisor and to perform such services under the terms and conditions hereinafter set forth. Accordingly, the Trust on behalf of the Fund, agrees with you as follows:

1. Delivery of Documents. The Trust engages in the business of investing and reinvesting the assets of the Fund in the manner and in accordance with the investment objectives, policies and restrictions specified in the currently effective Prospectus (the “Prospectus”) and Statement of Additional Information (the “SAI”) relating to the Fund included in the Trust’s Registration Statement on Form N-1A, as amended from time to time, (the “Registration Statement”) filed by the Trust under the Investment Company Act of 1940, as amended, (the “1940 Act”) and the Securities Act of 1933, as amended. Copies of the documents referred to in the preceding sentence have been furnished to you by the Trust. The Trust has also furnished you with copies properly certified or authenticated of each of the following additional documents related to the Trust and the Fund:

(a)	The Amended and Restated Trust Instrument dated May 1, 2022, as amended to date;

(b)	The Amended and Restated By-Laws of the Trust as in effect on the date hereof (the “By-Laws”); and

(c)	Resolutions of the Trustees of the Trust and the shareholders of the Fund selecting you as investment advisor and approving the form of this Agreement.

The Trust will furnish you from time to time with copies, properly certified or authenticated, of all amendments of or supplements, if any, to the foregoing, including the Prospectus, the SAI and the Registration Statement.

2. Portfolio Management Services. As manager of the assets of the Fund, you shall provide continuing investment management of the assets of the Fund in accordance with the investment objectives, policies and restrictions set forth in the Prospectus and SAI; the applicable provisions of the 1940 Act and the Internal Revenue Code, as amended (the “Code”) relating to regulated investment companies and all rules and regulations thereunder; and all other applicable federal and state laws and regulations of which you have knowledge; subject always to policies and instructions adopted by the Trust’s Board of Trustees. In connection therewith, you shall use reasonable efforts to manage the Fund so that it will qualify as a regulated investment company under Subchapter M of the Code and regulations issued thereunder. The Fund shall have the benefit of the investment analysis and research, the review of current economic conditions and trends and the consideration of long-range investment policy generally available to your investment advisory clients. In managing the Fund in accordance with the requirements set forth in this section 2, you shall be entitled to receive and act upon advice of counsel to the Trust or counsel to you. You shall also make available to the Trust promptly upon request all of the Fund’s investment records and ledgers as are necessary to assist the Trust in complying with the requirements of the 1940 Act and other applicable laws. To the extent required by law, you shall furnish to regulatory authorities having the requisite authority any information or reports in connection with the services provided pursuant to this Agreement which may be requested in order to ascertain whether the operations of the Trust are being conducted in a manner consistent with applicable laws and regulations.

You shall determine the securities, instruments, investments, currencies, repurchase agreements and other contracts relating to investments to be purchased, sold or entered into by the Fund and place orders with broker-dealers, foreign currency dealers, swap counterparties or others pursuant to your determinations and all in accordance with Fund policies as expressed in the Registration Statement. You shall determine what portion of the Fund’s portfolio shall be invested in securities and other assets and what portion, if any, should be held uninvested.

You shall furnish to the Trust’s Board of Trustees periodic reports on the investment performance of the Fund and on the performance of your obligations pursuant to this Agreement, and you shall supply such additional reports and information as the Trust’s officers or Board of Trustees shall reasonably request.

3. Allocation of Charges and Expenses. Except as otherwise specifically provided in this section 3, you shall pay the compensation and expenses of all Trustees and officers who are affiliated persons of you, and you shall make available, without expense to the Fund, the services of such of your directors, officers and employees as may duly be elected officers of the Trust, subject to their individual consent to serve and to any limitations imposed by law. You shall provide at your expense the portfolio management services described in section 2 hereof. Except as you and the Fund may otherwise agree, you shall not be required pursuant to this Agreement to pay any expenses of the Fund other than those specifically allocated to you in this section 3. In particular, but without limiting the generality of the foregoing, you shall not be responsible, pursuant to this Agreement, except to the extent of the reasonable compensation of such of the Fund’s Trustees and officers as are directors, officers or employees of you whose services may be involved, or except as you and the Fund may otherwise agree, for the following expenses of the Fund: organization expenses of the Fund (including out-of-pocket expenses, but not including your overhead or employee costs); fees payable to you and to any other Fund advisors or consultants; legal expenses; auditing and accounting expenses; maintenance of books and records which are required to be maintained by the Fund’s custodian or other agents of the Trust; telephone, telex, facsimile, postage and other communications expenses; taxes and governmental fees; fees, dues and expenses incurred by the Fund in connection with membership in investment company trade organizations; fees and expenses of the Fund’s accounting agent, custodians, subcustodians, transfer agents, dividend disbursing agents and registrars; payment for portfolio pricing or valuation services to pricing agents, accountants, bankers and other specialists, if any; expenses of preparing share certificates and, except as provided below in this section 3, other expenses in connection with the issuance, offering, distribution, sale, redemption or repurchase of securities issued by the Fund; expenses relating to investor and public relations; expenses and fees of registering or qualifying Shares of the Fund for sale; interest charges, bond premiums and other insurance expense; freight, insurance and other charges in connection with the shipment of the Fund’s portfolio securities; the compensation and all expenses (specifically including travel expenses relating to Trust business) of Trustees, officers and employees of the Trust who are not affiliated persons of you; brokerage commissions or other costs of acquiring or disposing of any portfolio securities of the Fund; expenses of printing and distributing reports, notices and dividends to shareholders; expenses of printing and mailing Prospectuses and SAIs of the Fund and supplements thereto; costs of stationery; any litigation expenses; indemnification of Trustees and officers of the Trust; and costs of shareholders’ and other meetings. You shall be required to pay expenses of any activity which is primarily intended to result in sales of Shares of the Fund if and to the extent that such expenses are generally required to be borne by a principal underwriter which acts as the distributor of the Fund’s Shares pursuant to an underwriting agreement.

4. Investment Advisory Fee. For all services to be rendered, payments to be made and costs to be assumed by you as provided in sections 2 and 3 hereof, the Trust on behalf of the Fund shall pay you in United States Dollars on the last day of each month the unpaid balance of a fee equal to an annual rate as set forth in Schedule A hereto of the average daily net assets as defined below of the Fund for such month. The “average daily net assets” of the Fund shall mean the average of the values placed on the Fund’s net assets on each day on which the net asset value of the Fund is determined consistent with the provisions of Rule 22c-1 under the 1940 Act or, if the Fund lawfully determines the value of its net assets as of some other time on each business day, as of such time. The value of the net assets of the Fund shall always be determined pursuant to the applicable provisions of the Trust Instrument and the Registration Statement. If the determination of net asset value does not take place for any particular day, then for the purposes of this section 4, the value of the net assets of the Fund as last determined shall be deemed to be the value of its net assets as of such time as the value of the net assets of the Fund’s portfolio may be lawfully determined on that day. You may waive all or a portion of your fees provided for hereunder and such waiver shall be treated as a reduction in purchase price of your services. You shall be contractually bound hereunder by the terms of any publicly announced waiver of your fee, or any limitation of the Fund’s expenses, as if such waiver or limitation were fully set forth herein.

5. Avoidance of Inconsistent Position; Services Not Exclusive. In connection with purchases or sales of portfolio securities and other investments for the account of the Fund, neither you nor any of your directors, officers or employees shall act as a principal or agent or receive any commission. You or your agent shall arrange for the placing of all orders for the purchase and sale of portfolio securities and other investments for the Fund’s account with brokers or dealers selected by you in accordance with Fund policies as expressed in the Registration Statement. If any occasion should arise in which you give any advice to clients of yours concerning the Shares of the Fund, you shall act solely as investment counsel for such clients and not in any way on behalf of the Fund. Your services to the Fund pursuant to this Agreement are not to be deemed to be exclusive and it is understood that you may render investment advice, management and services to others. In acting under this Agreement, you shall be an independent contractor and not an agent of the Trust. Whenever the Fund and one or more other accounts or investment companies advised by you have available funds for investment, investments suitable and appropriate for each shall be allocated in accordance with procedures believed by you to be equitable to each entity. Similarly, opportunities to sell securities shall be allocated in a manner believed by you to be equitable. The Fund recognizes that in some cases this procedure may adversely affect the size of the position that may be acquired or disposed of for the Fund.

6. License to Use the Dodge & Cox Trademark. You hereby grant the Trust a nonexclusive right and license to use the “Dodge & Cox” trademark (“Dodge & Cox Mark”) as part of the Trust’s name (the “Fund Name”) and in connection with the Trust’s investment products and services, in each case only for so long as this Agreement, any other investment advisory agreement between you and the Trust, or any extension, renewal or amendment hereof or thereof remains in effect. The Trust agrees that it shall have no right to sublicense or assign rights to use the Dodge & Cox Mark, shall acquire no interest in the Dodge & Cox Mark other than the rights granted herein, that all of the Trust’s uses of the Dodge & Cox Mark shall inure to the benefit of Dodge & Cox as owner and licensor of the Dodge & Cox Mark, and that the Trust shall not challenge the validity of the Dodge & Cox Mark or your ownership thereof. The Trust further agrees that all services and products it offers in connection with the Dodge & Cox Mark shall meet commercially reasonable standards of quality, as may be determined by you or the Trademark Owner from time to time, provided that you acknowledge that the services and products the Trust rendered during the one-year period preceding the date of this Agreement are acceptable. At your reasonable request, the Trust shall cooperate with you and shall execute and deliver any and all documents necessary to maintain and protect (including but not limited to in connection with any trademark infringement action) the Dodge & Cox Mark and/or enter the Trust as a registered user thereof. At such time as this Agreement or any other investment management agreement shall no longer be in effect between you (or your successor) and the Trust, the Trust shall (to the extent that, and as soon as, it lawfully can) cease to use the Fund Name or any other name indicating that it is advised by, managed by or otherwise connected with you (or any organization which shall have succeeded to your business as investment adviser). In no event shall the Trust use the Dodge & Cox Mark or any other name or mark confusingly similar thereto (including, but not limited to, any name or mark that includes the name “Dodge & Cox”) if this Agreement or any other investment advisory agreement between you (or your successor) and the Fund is terminated.

7. Limitation of Liability of Dodge & Cox. As an inducement to your undertaking to render services pursuant to this Agreement, the Trust agrees that you shall not be liable under this Agreement for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, provided that nothing in this Agreement shall be deemed to protect or purport to protect you against any liability to the Trust, the Fund or its shareholders to which you would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of your duties, or by reason of your reckless disregard of your obligations and duties hereunder. Any person, even though also employed by you, who may be or become an employee of and paid by the Fund shall be deemed, when acting within the scope of his or her employment by the Fund, to be acting in such employment solely for the Fund and not as your employee or agent.

8. Duration and Termination of This Agreement. This Agreement shall remain in force until December 31, 2022, and continue in force from year to year thereafter, but only so long as such continuance is specifically approved at least annually (a) by the vote of a majority of the Trustees who are not parties to this Agreement or interested persons of any party to this Agreement, in a manner consistent with the requirements of the 1940 Act, as such requirements may be modified by rule, regulations, order, or guidance of the Securities and Exchange Commission or its staff, and (b) by the Trustees of the Trust, or by the vote of a majority of the outstanding voting securities of the Fund. The aforesaid requirement that continuance of this Agreement be “specifically approved at least annually” shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder and any applicable SEC exemptive order therefrom. This Agreement may be terminated with respect to the Fund at any time, without the payment of any penalty, by the vote of a majority of the outstanding voting securities of the Fund or by the Trust’s Board of Trustees on 60 days’ written notice to you, or by you on 60 days’ written notice to the Trust. This Agreement shall terminate automatically in the event of its assignment.

9. Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved in a manner consistent with the 1940 Act and rules and regulations thereunder and any applicable SEC exemptive order therefrom.

10. Limitation of Liability for Claims. The Trust Instrument provides that the name “Dodge & Cox Funds” refers to the Trustees under the Trust Instrument collectively as Trustees and not as individuals or personally, and that no shareholder of the Fund, or Trustee, officer, employee or agent of the Trust, shall be subject to claims against or obligations of the Trust or of the Fund to any extent whatsoever, but that the Trust estate only shall be liable. You are hereby expressly put on notice of the limitation of liability as set forth in the Trust Instrument and you agree that the obligations assumed by the Trust on behalf of the Fund pursuant to this Agreement shall be limited in all cases to the Fund and its assets, and you shall not seek satisfaction of any such obligation from the shareholders or any shareholder of the Fund or any other series of the Trust, or from any Trustee, officer, employee or agent of the Trust. You understand that the rights and obligations of each Fund, or series, under the Trust Instrument are separate and distinct from those of any and all other series.

11. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

In interpreting the provisions of this Agreement, the definitions contained in Section 2(a) of the 1940 Act (particularly the definitions of “affiliated person,” “assignment” and “majority of the outstanding voting securities”), as from time to time amended, shall be applied, subject, however, to such exemptions as may be granted by the SEC by any rule, regulation or order.

This Agreement shall be construed in accordance with the laws of the State of Delaware, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, or in a manner which would cause the Fund to fail to comply with the requirements of Subchapter M of the Code.

This Agreement shall supersede all prior investment advisory or management agreements entered into between you and the Trust on behalf of the Fund.

The rights and obligations under this Agreement are several and not joint with respect to each Fund listed on Schedule A, as may be amended from time to time.

If you are in agreement with the foregoing, please execute the form of acceptance on the accompanying counterpart of this letter and return such counterpart to the Trust, whereupon this letter shall become a binding contract effective as of the date of this Agreement.

Yours very truly,

DODGE & COX FUNDS, on behalf of each Fund listed on Schedule A hereto

By:	/s/ Charles F. Pohl
Charles F. Pohl
Chairman

The foregoing Agreement is hereby accepted as of the date hereof.

DODGE & COX

By:	/s/ Dana E. Emery
Dana E. Emery
Chief Executive Officer and President

Schedule A

Dated May 1, 2022

The compensation under Section 4 of the Investment Advisory Agreement (“Agreement”) between you and Dodge & Cox Funds on behalf of the following Funds shall be payable at the following annual rates:

Fund	Annual Rate %
Dodge & Cox Stock Fund	0.40%[1]
Dodge & Cox Global Stock Fund	0.50%
Dodge & Cox International Stock Fund	0.50%
Dodge & Cox Emerging Markets Stock Fund	0.55%
Dodge & Cox Balanced Fund	0.40%
Dodge & Cox Income Fund	0.30%[2]
Dodge & Cox Global Bond Fund	0.35%

[1]

You agree to waive your rights to compensation under the Agreement, for any calendar year, to the extent that the compensation plus all other expenses of the Fund exceeds 0.75% of the Fund’s average daily net assets.

[2]

You agree to waive your rights to compensation under the Agreement, for any calendar year, to the extent that the compensation plus all other expenses of the Fund exceeds 1.00% of the Fund’s average daily net assets.